Exhibit 10.1

EXCO RESOURCES, INC.

BONUS AND RETENTION AGREEMENT

This Bonus and Retention Agreement (this “Agreement”) is entered into effective as of January 17, 2014 (the “Effective Date”), by and between EXCO Resources, Inc., a Texas corporation (“EXCO”), and William L. Boeing (“Executive”).

RECITALS

WHEREAS, EXCO believes it is in its best interests to provide Executive with an incentive to continue providing Executive’s services and superior performance to EXCO.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, EXCO and Executive agree as follows:

1. Definitions. For purposes of this Agreement, the following phrases or terms will have the indicated meanings unless another meaning is clearly apparent from the context:

(a) “Affiliate” means, with respect to any particular Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such particular Person. As used in this definition, the term “control” shall mean (i) the ownership (directly or indirectly) of more than 50% of the ownership or voting interests of any particular Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

(b) “Base Salary” means (i) for purposes of Section 2 below, Executive’s annual base salary on the Effective Date; and (ii) for purposes of Section 3 below, Executive’s then current annual base salary in effect as of Executive’s Separation from Service (or, if such Executive’s base salary was reduced prior to his or her Separation from Service without his or her written consent, then Executive’s annual base salary as in effect immediately prior to the date of such reduction in base salary).

(c) “Board” means the Board of Directors of EXCO.

(d) “Cause” shall mean (i) the willful breach or habitual neglect of assigned duties related to EXCO, including compliance with Company policies; (ii) conviction (including any plea of nolo contendere) of Executive of any felony or crime involving dishonesty or moral turpitude; (iii) any act of personal dishonesty knowingly taken by Executive in connection with his or her responsibilities as an employee or as a director of EXCO, any of its Affiliates or any of its joint venture partners and intended to result in personal enrichment of Executive or any other person; (iv) bad faith conduct that is materially detrimental to any EXCO Party; (v) inability of Executive to perform Executive’s duties due to alcohol or illegal drug use; (vi) Executive’s failure to comply with any legal written directive of the Board; (vii) any act or omission of Executive which is of substantial detriment to an EXCO Party because of Executive’s intentional failure to comply with any statute, rule or regulation, except any act or omission believed by Executive in good faith to have been in or not opposed to the best interest of such EXCO Party (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (viii) any other act or failure to act or other conduct which is determined by the Board, in its sole discretion, to be demonstrably and materially injurious to an EXCO Party, monetarily or otherwise.

(e) “Change of Control” shall have the same meaning given to such term in the Fourth Amended and Restated EXCO Resources, Inc. Severance Plan effective as of March 16, 2011, as amended from time to time (the “Severance Plan”).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Disability” means Executive is incapacitated due to physical or mental illness and such incapacity, with or without reasonable accommodation, prevents Executive from satisfactorily performing the essential functions of his or her job for EXCO on a full-time basis for at least 90 days in a calendar year.

(h) “EXCO” shall refer to both EXCO and its Affiliates.

(i) “EXCO Party” or collectively, the “EXCO Parties” shall mean EXCO, Affiliates of EXCO, and all joint ventures, partnerships, and other entities in which EXCO or its Affiliates are a partner, limited partner, joint venture, member, manager or owner.

(j) “Good Reason” shall mean any of the following events that occur during the term of this Agreement:

(i) Executive, without his or her consent, incurs a demotion in his or her position with EXCO from the position Executive held immediately prior to the Effective Date and such demotion constitutes (x) a material diminution in Executive’s authority, duties, or responsibilities; (y) a material diminution in the budget over which Executive retains authority; or (z) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report;

(ii) Executive, without his or her consent, incurs a material reduction in his or her Base Salary from his or her Base Salary immediately prior to the Effective Date;

(iii) Executive incurs a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position or positions with EXCO which Executive held immediately prior to the Effective Date, without the prior written consent of Executive, and such change constitutes (x) a material diminution in Executive’s authority, duties, or responsibilities; (y) a material diminution in the budget over which Executive retains authority; or (z) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report; or

(iv) Executive’s principal place of work changed to any location that is more than thirty-five (35) miles from his or her principal place of work immediately prior to the Effective Date, without the prior written consent of Executive.

Notwithstanding anything to the contrary contained herein, (A) a diminution of authority, duties or responsibilities shall not be deemed to have occurred for purposes of clauses (j)(i) or (j)(iii) above solely due to the assignment of authority, duties or responsibilities held by Executive immediately prior to the Special Severance Period to a new Chief Executive Officer, if such authority, duties or responsibilities are those that would typically be held by a Chief

Executive Officer of a publicly-traded company; and (B) a termination of employment for “Good Reason” shall occur only if Executive provides written notice to the Board of the occurrence of the event described in this Section 1(j) that constitutes “Good Reason” within 30 days of the event’s initial existence, the Board fails to remedy the event within 30 days of its receipt of such notice and Executive terminates his or her employment no later than 30 days following the end of such cure period.

(k) “Person” has the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(l) “Qualifying Termination” means Executive’s Separation from Service during the Special Severance Period due to (i) termination of Executive’s employment by EXCO without Cause; or (ii) termination of employment by Executive for Good Reason.

(m) “Special Severance Period” means the period (i) beginning on the date (the “Commencement Date”) that a new Person (other than a Person who was employed by any EXCO Party as of the Effective Date of this Agreement) is hired as Chief Executive Officer of EXCO; and (ii) ending on the earlier of (A) the effective date of a Change of Control or (B) the date that is two years following the Commencement Date.

(n) “Separation from Service” means a termination of all services provided by Executive to EXCO whether voluntarily or involuntarily, determined in accordance with Treas. Reg. §1.409A-1(h). If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and EXCO shall be treated as continuing intact for purposes of this Agreement, provided that the period of such leave does not exceed six months; or if longer, so long as Executive retains a right to reemployment with EXCO under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six-month period. If a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Executive to be unable to perform the duties of Executive’s position of employment or any substantially similar position of employment, a 29 month period of absence shall be substituted for such six-month period, unless the employment relationship is otherwise terminated by EXCO or Executive, regardless of whether Executive retains a contractual right to reemployment. In applying the provisions of this definition of “Separation from Service”, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for EXCO.

(o) “Severance Payment” means an amount equal to two times Executive’s Base Salary, payable in accordance to the terms of Section 3.

2. Retention Bonus. Executive shall be entitled to a cash bonus payment (the “Retention Bonus”) on June 30, 2014 equal to 50% of Executive’s Base Salary, less applicable payroll taxes and tax withholdings, provided that (i) Executive has been continuously employed by EXCO from the Effective Date through June 30, 2014 and (ii) Executive has at all times complied with the provisions of Sections 6 – 8 below. Notwithstanding the foregoing, in the event (A) a Change of Control occurs prior to June 30, 2014, Executive shall receive the Retention Bonus on the closing date of the Change of Control; or (B)

Executive suffers a Separation from Service prior to June 30, 2014 due to Executive’s death or Disability, or due to EXCO terminating Executive’s employment without Cause or Executive terminating his employment for Good Reason, Executive (or his or her estate) shall receive the Retention Bonus on the earlier of June 30, 2014 or the date that is 30 days following the date of Executive’s Separation from Service.

3. Severance Payments. If Executive incurs a Qualifying Termination during the Special Severance Period:

(a) EXCO shall pay to Executive a cash payment equal to the sum of the Severance Payment, less all required income and employment tax withholdings, payable in accordance with the following schedule: (i) EXCO shall pay 50% of the Severance Payment to Executive on the 60th day following such Qualifying Termination; and (ii) EXCO shall pay 50% of the Severance Payment to Executive on the one year anniversary of Executive’s Separation from Service.

(b) If Executive timely elects to continue any applicable medical and/or dental benefit coverage pursuant to COBRA, subject to the applicable employee benefit plan documents as may be in effect from time to time, EXCO shall pay the full monthly premium for such continuation of coverage (the “COBRA Payments”) for the period of beginning on the date of Executive’s Qualifying Termination and ending on the earliest of (i) the date that is 18 months following the date of the Qualifying Termination; (ii) the date Executive’s COBRA coverage ends for any reason (other than non-payment of premiums); or (iii) the date Executive violates any of the provisions of Sections 6 – 8 below. EXCO will provide Executive under separate cover at Executive’s home address, information necessary and as required by law regarding the election of COBRA.

(c) To the extent Executive holds any unvested restricted stock awards with time-based vesting with respect to EXCO’s common stock, EXCO shall accelerate the vesting of such awards to the date of the Qualifying Termination. Any unvested restricted stock awards with respect to EXCO’s common stock with performance-based vesting shall be forfeited on the date of Executive’s Qualifying Termination.

(d) To the extent Executive holds any vested stock options outstanding as of the date of his or her Qualifying Termination, EXCO shall extend the expiration date up to which Executive may exercise such options until the date that is one year following the date of Executive’s Qualifying Termination (or, if earlier, the date such options would have expired if Executive had remained employed by EXCO).

Notwithstanding the foregoing, no amount shall be due and payable pursuant to this Section 3 and no provision of Section 3(c) or 3(d) shall be effective unless, within 30 days of Executive’s Qualifying Termination (or such greater time period as may be required by law), Executive has executed and timely delivered to EXCO a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and any applicable revocation periods have expired. The Severance Payment and the COBRA Payments shall be immediately forfeited, and EXCO shall have no obligation to pay the Severance Payment or the COBRA Payments to, or on behalf of, Executive under this Agreement, and the provisions of Sections 3(c) and 3(d) shall be void and of no force or effect if (i) Executive refuses to sign, or fails to timely return, the Release, or if no Qualifying Termination occurs during the Special Severance Period; or (ii) Executive violates any of the provisions of Sections 6 – 8 below. Notwithstanding anything to the contrary contained herein, if a Change of Control occurs prior to Executive’s Qualifying Termination, then the provisions of this Section 3 shall be of no force or effect and no amount shall be due or payable to Executive pursuant to this Section 3, and Executive’s right to severance payments, if any, shall be governed by the Severance Plan.

4. Term of this Agreement. The term of this Agreement will commence on the Effective Date, and shall terminate on the first to occur of the following:

(a) if a Change of Control occurs prior to Executive’s Qualifying Termination, on the effective date of the Change of Control;

(b) payment to Executive pursuant to Section 3 of the full amount of the Severance Payment and COBRA Payments;

(c) termination of Executive’s employment for any reason other than a Qualifying Termination; or

(d) if no Qualifying Termination occurs during the Special Severance Period, the date that is one business day after the end of the Special Severance Period.

Upon termination of this Agreement, this Agreement shall be null and void and of no further force or effect.

5. Payable from General Assets. The Retention Bonus, the Severance Payment and the COBRA Payments are unfunded and will be paid exclusively from the general assets of EXCO, and no person entitled to payment under this Agreement will have any claim, right, priority, security interest, or other interest in any fund, trust, account, or other asset of EXCO that may be looked to for such payment. Nothing in this Agreement will be deemed to create a trust of any kind or to create any fiduciary relationship. The rights of Executive to receive any payments from EXCO pursuant to this Agreement are no greater than the rights of a general unsecured creditor of EXCO.

6. Confidentiality.

(a) Pursuant to a relationship of trust and confidence, EXCO will provide Executive access to Confidential Information (as defined below) in connection with the his or her employment that would not be disclosed but for Executive’s execution of this Agreement and the understanding that such information will be kept confidential. “Confidential Information” means any Company Confidential Information. “Company Confidential Information” means any and all trade secrets, confidential proprietary information, and other non-public information of any EXCO Party, including, but not limited to, the following: (i) information relating to the development, research, testing, marketing and financial activities of any EXCO Party, (ii) the costs, sources of supply, financial performance and strategic plans of any EXCO Party, (iii) operations; processes; products; services; programming standards; business practices; policies; strategies; training manuals; principals; vendors; suppliers; customers and potential customers; contractual relationships; regulatory status; research; development; know-how; technical data; designs; formulas; patents, copyrights, trademarks, trade names and inventions; methods, and processes; software; product construction and product specifications; product, manufacturing and engineering processes; drilling and production technology and maximization means, methods, and techniques; geological and geophysical maps, charts, logs, data, seismographs, seismic records, and related reports, interpretations and analyses; calculations, summaries, memoranda and opinions relating to the foregoing; well logs, interpretations, and analyses; production records and production information; electric logs, core data, pressure data, lease files, well files and records; land files, abstracts, title opinions, title or curative matters, contract files, project and prospect locations and leads; properties or prospective properties; developmental or experimental work; plans for research or future products; improvements; discoveries; database schemas or tables; infrastructure; development tools or techniques; marketing methods; finances; business plans; marketing and sales plans and strategies; budgets; financial information and data; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; supplier lists; business records; audits; management methods and information; reports, recommendations and conclusions; information regarding the names, contact information, skills and compensation of employees and contractors; notes, records, drawings, manuals, correspondence, financial and accounting information, statistical data and compilations; agreements, contracts, manuals or any documents relating to the business of an EXCO Party and information or data regarding any EXCO Party’s systems, operations, business, finances, and other business information disclosed or made available to Executive by an EXCO Party, either directly or indirectly, in writing, orally, or by drawings or observation, that is not known to the public or any of the EXCO’s competitors, which was developed by an EXCO Party and/or at their expense, and which is of value to any EXCO Party; and (iv) any information that any EXCO Party has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include the following: (A) information that is or becomes generally available to the public other than as a result of unauthorized disclosure (by Executive or any other person); (B) information that becomes available to Executive on a non-confidential basis from a person (other than Executive) who is not otherwise bound by a confidentiality agreement; or (C) information that Executive can show was already independently developed by and in the possession of Executive at the time of the disclosure hereunder.

(b) Executive shall not publicize, disclose, or reveal to any third party not employed or engaged by EXCO any Company Confidential Information, and shall never use any Company Confidential Information, except as required by law or for the benefit of any EXCO Party during Executive’s employment with EXCO or thereafter, unless otherwise authorized by the Board. Upon Executive’s Separation from Service or upon request, Executive will return all of each EXCO Party’s property and all documents, computer disks, drawings, schematics, models, and electronic storage media containing any Company Confidential Information, whether prepared by Executive or others.

7. No Disparagement. During the term of this Agreement and for the one-year period thereafter, each of EXCO and Executive agrees that as part of the consideration for this Agreement, each will not make disparaging or derogatory remarks, whether oral or written, about the other party, including, in the case of Executive, any disparaging or derogatory remarks by Executive, whether oral or written, regarding EXCO or its business, products, subsidiaries, affiliates, directors, officers or agents. Nothing in this Agreement shall prevent any party from giving truthful testimony or providing any information requested by any agent of the United States, State, or local government or member of Congress.

8. Non-Solicitation. Executive agrees that, during the term of this Agreement through the date that is one year after Executive’s Separation from Service, neither Executive nor anyone acting in concert with Executive, on his or her behalf or at his or her behest, shall, directly or indirectly, whether as an individual or on Executive’s own account, or as a partner or joint venture, or as an employee or agent for any person, firm, or corporation, or as an officer, director or shareholder of a corporation or other business entity, solicit, contact, or communicate with, in any way, any EXCO employee or independent contractor for purposes of causing such person to terminate his/her relationship with EXCO.

9. Dispute Resolution.

(a) In the event of any dispute, controversy or claim arising out of, or in connection with or relating to this Agreement, or the interpretation, performance or breach thereof (any such matter, a “Dispute”), the parties to such Dispute shall use commercially reasonable efforts to resolve such Dispute through negotiation between individuals with the authority to settle the Dispute on behalf of the parties (each, an “Authorized Decision Maker”). To this end, each such party shall cause an Authorized Decision Maker to consult and negotiate in person with an Authorized Decision Maker of the other party, and the parties shall attempt to reach a resolution satisfactory to both parties, recognizing that their mutual interests may not be aligned (and that each such party shall be entitled to reasonably seek to promote such party’s own interests in such resolution).

(b) If the parties to a Dispute do not resolve such Dispute within 30 days of the first in-person negotiation between Authorized Decision Makers, then upon written notice by either party to the other, the Dispute shall be submitted to non-binding mediation to be administered in Dallas, Texas, by the American Arbitration Association or its successor (the “AAA”) under the AAA’s Commercial Mediation Rules. Any party receiving such notice shall respond promptly (and in any event within 10 Business Days) so that the parties to the Dispute may jointly select a neutral mediator and schedule a mediation session. Such mediation session shall take place within 30 days of the date of receipt of the written request for mediation. If the parties are not able to agree regarding the identity of the mediator within 10 days from the party’s delivery of the mediation demand to the other party, the AAA shall appoint a neutral mediator upon written request to the AAA by either party.

(c) In the event EXCO and Executive are unable to resolve any Dispute pursuant to Sections 9(a) and (b) above, the parties hereto shall resolve such Dispute by binding arbitration under the Commercial Arbitration rules of the AAA then in effect, and in accordance with applicable law, but subject to the following agreed provisions. Subject to legal privileges, the arbitrator shall have the power to permit discovery to the fullest extent allowable under the Federal Rules of Civil Procedure. The arbitration shall be conducted in Dallas, Texas, and the proceedings shall be kept strictly confidential by the parties, their respective advisors and the arbitrators. Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail at the addresses set forth in Section 10(e) hereof. Each such Dispute shall be promptly adjudicated by a panel of three neutral arbitrators appointed as follows:

(i) each party shall nominate an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as president of the arbitral tribunal;

(ii) if either party fails to nominate an arbitrator within 30 days of receiving notice of the nomination of an arbitrator by the other party, such arbitrator shall be appointed by the AAA upon the written request of either party;

(iii) if the two arbitrators to be nominated by the parties fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the AAA upon the written request of either party; and

(iv) should a vacancy arise because any arbitrator dies, resigns, refuses to act or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.

All arbitrators shall be of good reputation and character and shall be highly knowledgeable about the matters at issue and have legal expertise relating to the Dispute. EXCO, on the one hand, and Executive, on the other hand, shall each pay one-half of the arbitrators’ expenses. Each party shall pay its own legal expenses. The arbitrators shall provide a written opinion supporting their conclusions, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties. The arbitrators may award damages and/or permanent injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Notwithstanding anything to the contrary in this Section 9, EXCO may apply to a court of competent jurisdiction to enforce the covenants set forth in Sections 6 – 8 of this Agreement for relief in the form of a temporary restraining order or preliminary or permanent injunction. If proper notice of any hearing has been given, the arbitrators shall have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

10. Miscellaneous.

(a) Governing Law. Any dispute in the meaning, effect, or validity of this Agreement shall be resolved in accordance with the laws of the State of Texas without regard to the conflict of law provisions thereof. Venue of any litigation arising from this Agreement shall be in a federal or state court of competent jurisdiction in Dallas County, Texas or in any other county in which such litigation may be required by any mandatory venue provision.

(b) No Right to Continued Employment. Nothing contained in this Agreement shall be deemed to give Executive the right to be retained in the service of EXCO or an Affiliate or to interfere with the right of EXCO to discharge Executive at any time regardless of the effect that such discharge shall have upon Executive under this Agreement.

(c) Administration of Agreement. The general administration of this Agreement, as well as its construction and interpretation, is vested in the Board. Subject to the provisions of this Agreement, the Board may from time to time establish rules, forms, and procedures for the administration of this Agreement. The Board’s decisions as to the entitlement to the Severance Payment and other matters will be based upon EXCO’s records, EXCO’s compensation policies, and all other relevant information, all as interpreted by the Board in its sole discretion. Such decisions, actions, and records of the Board will be conclusive and binding upon EXCO and all persons having or claiming to have any right or interest in or under this Agreement. The Board has full discretionary authority to interpret this Agreement, and such interpretations and all other decisions and determinations made by the Board will be final and binding upon all parties. In the event that Executive is a member of the Board, however, Executive may not make decisions and determinations affecting Executive’s own benefits.

(d) Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous agreements, written or oral, between Executive and EXCO with regard to the subject matter of this Agreement. However, this Agreement does not supersede any non-disclosure, non-disparagement, or confidentiality provisions or agreements that Executive and EXCO have previously entered into, and the parties hereto agree that this Agreement and any prior provisions and/or agreements are both enforceable and may run concurrently and both be enforced. This Agreement may not be modified or amended orally, and any amendment or modification must be in writing and be signed by Executive and EXCO. Executive acknowledges and represents that in executing this Agreement, Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Companies, except as expressly contained in this Agreement. The parties represent that they relied on their own judgment in entering into this Agreement.

(e) Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may be substituted by notice pursuant to this Section 9(e).

(i)      If to EXCO:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, TX 75251

ATTENTION: Chairman of the Board

With a copy to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, TX 75251

ATTENTION: Legal Department

(ii)     If to Executive:

William L. Boeing

4421 Windsor Parkway

Dallas, TX 75205

(f) Restrictions on Alienation of Benefits. The Retention Bonus, Severance Payment and COBRA Payments shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, transfer, or charge by Executive or any other person, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, transfer, or charge the Retention Bonus, Severance Payment and COBRA Payments will be void. The Retention Bonus, Severance Payment and COBRA Payments shall not in any manner be liable for or subject to the debts, contract liabilities, or torts of the person entitled to such Retention Bonus, Severance Payment and COBRA Payment. If Executive under this Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, transfer, or charge any right to the Retention Bonus, Severance Payment and COBRA Payments under this Agreement, then such Retention Bonus, Severance Payment and COBRA Payments will, in the discretion of the Board, terminate, and in such event, the Board will hold or apply the Retention Bonus, Severance Payment and COBRA Payments or any part thereof for the benefit of Executive, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Board, in its sole and absolute discretion, may deem proper.

(g) Binding Agreement. The provisions of this Agreement will be binding upon EXCO and its successors and assigns, and upon Executive and any permitted assigns, heirs, executors, and administrators.

(h) Partial Invalidity and Reformation. Executive and EXCO understand that nothing in this Agreement is intended to hinder Executive’s performance of any legally-required duty or violate any applicable law, rule, or regulation and that, in the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected and shall remain in full force and effect.

(i) Nonwaiver and Construction. EXCO’s waiver of any provision of this Agreement shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting EXCO from pursuing any other remedies available for any breach or threatened breach, including, without limitation, the recovery of money damages.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

11. Section 409A.

(a) Executive acknowledges and agrees that EXCO has advised him to consult with his or her own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of the Severance Payment under Section 409A of the Code.

(b) This section is intended to help ensure that payments made to Executive pursuant to this Agreement are either paid in compliance with, or exempt from, Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). This Agreement shall be interpreted on a basis consistent with such intent. However, EXCO does not warrant to Executive that any amount paid to or for the benefit of him will be exempt from, or paid in compliance with, Section 409A.

(c) If any payments or benefits provided to Executive by EXCO, either per this Agreement or otherwise, are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:

(i) With regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death. Any payments other than the Delayed Payments shall be paid in accordance with the normal payment dates specified in this Agreement. In no case will the delay of any of the Delayed Payments by EXCO constitute a breach of EXCO’s obligations to Executive.

(ii) Executive’s right to receive the payments in Section 3 above shall be treated as a right to receive a series of separate and distinct payments. To the extent any benefits described in Section 3(b) are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A, be provided as separate monthly in-kind payments of those benefits.

(iii) To the extent that any reimbursement or in-kind benefits are Subject Payments: (x) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (y) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (z) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

[Signature Page Follows]

EXECUTED this 17th day of January, 2014.

EXCO RESOURCES, INC.

By:	/s/ Joe D. Ford
Name:	Joe D. Ford
Title:	Vice President—Human Resources

EXECUTIVE

/s/ William L. Boeing
Name:	William L. Boeing